                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

         [ ]  Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))

         [X] Definitive Proxy Statement
         [ ]  Definitive Additional Materials
         [ ]  Soliciting Material Pursuant to
               Rule 14a-11(c) or Rule 14a-12


                               BOCA RESORTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                      Logo

                                                                 October 1, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Boca Resorts, Inc. (formerly known as Florida Panthers Holdings, Inc.) to be held at 1:30 p.m., Eastern Standard Time, on Monday, November 15, 1999, at The Broward Center for the Performing Arts, Amaturo Theater, 201 SW Fifth Avenue, Fort Lauderdale, Florida 33312. As communicated earlier, the new name reflects our continued emphasis on your company's unique collection of premier resort assets.

     The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be acted upon. In addition to the specific matters to be acted upon, there will be a report on the progress of Boca Resorts, Inc. and an opportunity to ask questions of general interest to stockholders.

     Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. The Board of Directors recommends that stockholders vote FOR each of the matters described in the Proxy Statement to be presented at the Annual Meeting. Thank you.

                                          Sincerely,

                                          /s/ Wayne Huizenga
                                          H. Wayne Huizenga
                                          Chairman of the Board

Logo
                               BOCA RESORTS, INC.
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BOCA RESORTS, INC.:

     The 1999 Annual Meeting of Stockholders or any adjournment or postponement thereof (the "Annual Meeting") of Boca Resorts, Inc., formerly known as Florida Panthers Holdings, Inc. (the "Company"), will be held at 1:30 p.m., Eastern Standard Time, on November 15, 1999, at The Broward Center for the Performing Arts, Amaturo Theater, 201 SW Fifth Avenue, Fort Lauderdale, Florida 33312 to consider and act on the following matters, all of which are set forth more completely in the accompanying proxy statement:

          1. To elect directors to a term of office expiring at the Company's 2000 Annual Meeting of Stockholders or until a successor of each is duly elected and qualified;

          2. To consider and vote upon a proposal to amend the Company's Amended and Restated 1996 Stock Option Plan (the "Stock Option Plan") to increase, by 2,500,000 shares, the number of shares of Class A common stock, par value $.01 per share, of the Company which are issuable upon the exercise of stock options granted or to be granted under the Stock Option Plan; and

          3. To transact such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on September 22, 1999 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting.

     You are cordially invited to attend the Annual Meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. You may revoke your proxy at any time prior to its use.

                                          By Order of the Board of Directors,

                                          /s/ RICHARD L. HANDLEY
                                          Richard L. Handley
                                          Senior Vice President,
                                          General Counsel and Secretary

Fort Lauderdale, Florida
October 1, 1999

             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
              PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                               BOCA RESORTS, INC.
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301

                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 15, 1999

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boca Resorts, Inc. (the "Company"), for use at the 1999 Annual Meeting of Stockholders of the Company or any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting will be held at 1:30 p.m., Eastern Standard Time, on November 15, 1999, at The Broward Center for the Performing Arts, Amaturo Theater, 201 SW Fifth Avenue, Fort Lauderdale, Florida 33312.

     It is anticipated that this Proxy Statement, the Notice of Annual Meeting, the proxy card and the Company's Annual Report to Stockholders will be mailed to stockholders of the Company on or about October 1, 1999.

RECORD DATE

     Only stockholders of record at the close of business on September 22, 1999 (the "Record Date") are entitled to vote at the Annual Meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

     As of the Record Date, there were 38,461,102 shares of the Company's Class A common stock, par value $.01 per share (the "Class A Common Stock") and 255,000 shares of the Company's Class B common stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 10,000 votes, on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulative voting for directors.

     All of the shares of Class B Common Stock are currently owned by H. Wayne Huizenga, the Chairman of the Board. This voting structure was created in response to a requirement of the National Hockey League (the "NHL") that Mr. Huizenga maintain voting control of the Company at all times, unless otherwise permitted by the NHL. Accordingly, Mr. Huizenga is able to control the outcome on the election of directors, the proposed amendment to the Amended and Restated 1996 Stock Option Plan and other matters which may properly come before the Company's stockholders for approval at the Annual Meeting.

PROXY PROCEDURE

     Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors and in accordance with the judgment of the persons acting under the proxies on other matters presented for a vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of elections appointed for the Annual Meeting and will be counted in determining whether or not a quorum is present. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter ("non-voted shares"). This could occur, for example, when a broker is not permitted to vote shares held in "street name" on certain matters in the absence of instructions from the beneficial owner of the shares. Non-voted shares with respect to a particular matter will not be considered shares present and entitled to vote on such matter, although such shares will be counted for purposes of determining the presence of a quorum. Shares voting to abstain as to a particular matter, and directions to "withhold authority" to vote for directors, will not be considered non-voted shares and will be considered present and entitled to vote with respect to such matter.

VOTING REQUIREMENTS

     Provided that a quorum is present at the Annual Meeting, each director will be elected by the affirmative vote of the holders of a plurality of the total votes represented by the outstanding shares of the Class A Common Stock and the Class B Common Stock, voting together as a single class, present at the Annual Meeting, in person or by proxy, and entitled to vote. The proposed amendment to the Company's Amended and Restated 1996 Stock Option Plan (the "Stock Option Plan"), and any other matters which may properly come before the Annual Meeting will be approved by the affirmative vote of the holders of a majority of the total votes represented.

COSTS OF SOLICITATION

     All costs of solicitation will be borne by the Company. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by directors, executive officers and employees of the Company, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of stock held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

THE COMPANY'S ACCOUNTANTS

     Arthur Andersen has served as the independent accountants for the Company for many years. It is anticipated that their representative will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so. He will also be available to respond to any appropriate questions. The Audit Committee will make its recommendation to the full board for the selection of independent accountants for fiscal 2000 at the first Board of Director meeting following the Annual Meeting.

                       BIOGRAPHICAL INFORMATION REGARDING
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information, as of the Record Date, concerning each of the Company's directors and executive officers.

                  NAME                     AGE                         POSITION
                  ----                     ---                         --------
H. Wayne Huizenga........................  61    Chairman of the Board
Richard C. Rochon........................  42    Vice Chairman of the Board and President
William M. Pierce........................  48    Senior Vice President, Treasurer and Chief Financial
                                                 Officer
Richard L. Handley.......................  52    Senior Vice President, General Counsel and Secretary
Steven M. Dauria.........................  38    Vice President and Corporate Controller
Steven R. Berrard........................  45    Director
Dennis J. Callaghan......................  50    Director
Ezzat S. Coutry..........................  54    Nominated as a Director
Michael S. Egan..........................  59    Director
Harris W. Hudson.........................  56    Director
George D. Johnson, Jr....................  57    Director
Henry Latimer............................  61    Director

     H. Wayne Huizenga has been the Company's Chairman of the Board since September 1996. Mr. Huizenga has also served as Chairman of AutoNation, Inc. (formerly known as Republic Industries, Inc.) ("AutoNation"), which owns the nation's largest chain of franchised automotive dealerships and owns National Car Rental and Alamo Rent-A-Car, since August 1995. From August 1995 to September 1999, Mr. Huizenga served as Chief Executive Officer or Co-Chief Executive Officer of AutoNation, Inc. Since May 1998, Mr. Huizenga has served as Chairman of the Board and Chief Executive Officer of Republic Services, Inc. ("Republic Services"), a leading provider of non-hazardous solid waste collection and disposal services. Since January 1995, Mr. Huizenga has served as the Chairman of the Board of Extended Stay America, Inc. ("Extended Stay"), an owner and operator of extended stay lodging facilities. Since June 1998, Mr. Huizenga has served as a director of NationsRent, Inc. ("NationsRent"), a developing national equipment rental company that markets products and services primarily to a broad range of construction and industrial customers. Since October 1998, Mr. Huizenga has served as a director of theglobe.com, an internet on-line community. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc. ("Viacom"), a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1995, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management Inc., which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins and Pro Player Stadium, in South Florida. Mr. Huizenga is the brother-in-law of Harris
W. Hudson.

     Richard C. Rochon has been a director of the Company since September 1996 and has served as the Company's Vice Chairman since April 1997. Mr. Rochon became President of the Company in April 1998. Mr. Rochon has also been the President of Huizenga Holdings, Inc. ("Huizenga Holdings"), a privately held diversified holding company controlled by Mr. Huizenga, since 1988. Prior to joining Huizenga Holdings, he was a certified public accountant at Coopers & Lybrand, an international public accounting firm. Mr. Rochon has also served as a director of Century Business Services, Inc., a provider of out-sourced business services, since October 1996.

     William M. Pierce has been the Company's Senior Vice President, Treasurer and Chief Financial Officer since March 1997 and a director of Florida Panthers Hockey Club, Inc. ("Panthers, Inc."), the general partner of Florida Panthers Hockey Club (the "Panthers"), since November 1996. From January 1990 to March 1997, Mr. Pierce served as an officer of Huizenga Holdings and as the chief financial officer and a director of numerous other private companies owned by Mr. Huizenga. From April 1979 to December 1989, Mr. Pierce held Controller and General Manager positions for Sky Chefs, a food and retail service subsidiary of American Airlines. Mr. Pierce also served as Vice Chairman of the Broward County Tourism Development Council for a multi-year term ending in 1990.

     Richard L. Handley has been the Company's Senior Vice President, General Counsel and Secretary since May 1997. Prior to joining the Company, Mr. Handley served as Senior Vice President and the General Counsel of AutoNation from October 1995 to May 1997. Prior to joining AutoNation in October 1995, Mr. Handley held various positions in the environmental services sector, including a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry, Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company and various legal positions with affiliates of Waste Management. Prior to joining Waste Management, Mr. Handley was a lawyer in private practice in Chicago, Illinois.

     Steven M. Dauria has served as the Company's Corporate Controller since March 1997 and Vice President since September 1996. Mr. Dauria served as the Company's Chief Financial Officer from September 1996 to March 1997. Mr. Dauria also has served as the Vice President and Chief Financial Officer of Panthers, Inc. since July 1996. From July 1994 to July 1996, Mr. Dauria served as Director of Finance and Administration and Chief Financial Officer of Panthers, Inc. and, from December 1993 to July 1994, Mr. Dauria served as the Controller of both the Panthers and the Florida Marlins, a major league baseball franchise ("MLB Franchise"). Prior to joining the Panthers, Mr. Dauria served as the Controller of the New York Yankees, a MLB Franchise, from November 1991 to December 1993, and was previously associated with Time Warner, Inc. and Coopers & Lybrand.

     Steven R. Berrard has been a director of the Company since September 1996. Mr. Berrard has been Chairman and Managing General Partner of NewRiver Capital Partners, a privately held investment company, since April 1998. Mr. Berrard was Co-Chief Executive Officer, President and a director of AutoNation from October 1996 to September 1999. From March 1996 until January 1997, Mr. Berrard served as Chief Executive Officer of AutoNation Incorporated, which owned and operated a developing national chain of used vehicle retailing megastores, and was acquired by AutoNation in January 1997. From May 1996 until October 1996, Mr. Berrard also served as a Vice President of AutoNation Incorporated. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer and became a director of Blockbuster in May 1989, during which time he helped build Blockbuster from a 19-store chain into the world's largest video and music retailer. He became Vice Chairman of the Board of Blockbuster in November 1989 and served as Blockbuster's President and Chief Operating Officer from January 1993 until September 1994. In addition, Mr. Berrard served as President and Chief Executive Officer and a director of Spelling Entertainment Group Inc., a television and film entertainment producer and distributor, from March 1993 through March 1996 and served as a director of Viacom from September 1994 until March 1996.

     Dennis J. Callaghan is a Managing Director of the Company's Resort Division and has been a director of the Company since July 1997. Since 1990, Mr. Callaghan has been President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad. Mr. Callaghan was an affiliate of the Boca Raton Resort and Club ("Boca Resort") and was appointed to the Company's Board of Directors in connection with the Company's acquisition of Boca Resort.

     Ezzat S. Coutry was nominated to be a director of the Company in September 1999. Mr. Coutry has been President and Chief Executive Officer of La Quinta Inns, Inc. ("La Quinta"), an owner and operator of hotels in 28 states, since July 1998. From November 1996 to June 1998, Mr. Coutry served as Executive Vice President and Chief Operating Officer of La Quinta. From 1976 to 1996, Mr. Coutry was employed by Marriott International, Inc., most recently as Senior Vice President of the Midwest Region.

     Michael S. Egan has been a director of the Company since April 1997. Mr. Egan has served as the Chairman of theglobe.com since August 1997 and has served as the controlling investor of Dancing Bear Investments, Inc., a privately held investment company, since 1996. From 1986 to 1996, he was the majority owner and Chairman of Alamo Rent-A-Car, Inc., now a subsidiary of AutoNation. Mr. Egan is also Chairman and Chief Executive Officer of Certified Vacations, a wholesale tour operator and is a director of Lowestfare.com, Inc.

     Harris W. Hudson has been a director of the Company since September 1996. Since August 1995, Mr. Hudson has served as a director of AutoNation and since October 1996 as Vice Chairman. From August 1995 until October 1996, Mr. Hudson served as President of AutoNation. From May 1995 until August 1995, Mr. Hudson served as a consultant to AutoNation. From 1983 until August 1995, Mr. Hudson founded and served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company, which was acquired by AutoNation in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management. Mr. Hudson has also served as a director of NationsRent since June 1998 and as Vice Chairman and a director of Republic Services since May 1998. Mr. Hudson is the brother-in-law of Mr. Huizenga.

     George D. Johnson, Jr. has been a director of the Company since September 1996. Since January 1995, Mr. Johnson has served as President, Chief Executive Officer and a director of Extended Stay. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Divisions, and also as a director of Blockbuster. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee with over 200 video stores prior to its merger with Blockbuster in August 1993. Mr. Johnson also serves as a director of AutoNation and Duke Energy Corporation, a global energy company with business in electric operations, energy transmission, energy services and diversified operations.

     Henry Latimer has been a director of the Company since August 1997. Since 1994, Mr. Latimer has been a Managing Member of the Fort Lauderdale office of the law firm of Eckert Seamans Cherin & Mellot. From 1983 to 1994, Mr. Latimer was a partner in the Miami office of the law firm of Fine Jacobson Schwartz Nash & Block, where he served as Chairman of its Management Committee from 1993 to 1994. Prior to joining that firm, Mr. Latimer served as a circuit judge for the 17th Judicial Circuit in and for Broward County, Florida.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during the fiscal year ended June 30, 1999. No director participated in fewer than 75% of the aggregate number of meetings held during the period he or she served on the Board of Directors, except for Chris Evert, who is not standing for re-election and who was not present for five meetings. The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee to assist it in carrying out its duties. Each director attended all of the meetings of the committee in which he served.

     The Executive Committee consists of Messrs. Huizenga and Rochon, with Mr. Huizenga serving as Chairman. During the year ended June 30, 1999, the Executive Committee met once on a formal basis, and met informally throughout the year. The Executive Committee has the authority to approve, on behalf of the entire Board of Directors, by vote at a duly convened meeting of the Executive Committee, or by unanimous written consent, (a) any acquisition including any acquisition of property, or the securities and/or assets and business of any industry not involving more than $10 million in cash, securities or other consideration, and (b) any borrowing, guarantees or other transactions of the Company not involving more than $10 million in cash, securities or other consideration.

     The Audit Committee, which met twice during the year ended June 30, 1999, consists of Messrs. Johnson and Latimer, with Mr. Latimer serving as Chairman. The Audit Committee's responsibilities include (a) recommending to the full Board of Directors the selection of the Company's independent auditors, (b) discussing the arrangements for the proposed scope and results of the annual audit with management and the independent auditors, (c) reviewing the scope of non-audit professional services provided by the independent auditors and (d) obtaining from both management and the independent auditors their observations on the Company's system of internal accounting controls.

     The Compensation Committee, which met once during the year ended June 30, 1999, consists of Messrs. Egan, Johnson and Latimer, with Mr. Egan serving as Chairman. The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers, and is responsible for administering the Stock Option Plan.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving on the Board of Directors. The Company's current policy provides that each non-employee director receive, upon such person's initial election as a director, an option under the Stock Option Plan to acquire, at the then fair market value, 25,000 shares of Class A Common Stock and, subject to certain limitations, an annual option under the Stock Option Plan to acquire, at the then fair market value, 20,000 shares of Class A Common Stock at each annual meeting of the Company's stockholders at which such director is re-elected or remains a director. The Stock Option Plan provides that options granted thereunder vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Board of Directors or the Compensation Committee. The Company also reimburses directors for out-of-pocket expenses incurred in connection with meetings of the Board of Directors or committees thereof, in their capacity as directors. The Board of Directors will periodically review and may revise the compensation policies for non-employee directors.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth remuneration paid or accrued by the Company and its subsidiaries during the fiscal years ended June 30, 1999, 1998 and 1997 to the Chief Executive Officer and to each of the most highly compensated executive officers of the Company and its subsidiaries, other than the Chief Executive Officer, who received salary and bonus which combined equaled greater than $100,000 (together, the "Named Executive Officers"), for services in all capacities while they were employees of the Company or its subsidiaries, and the capacities in which the services were rendered.

                                                                                                       LONG-TERM
                                                                                                      COMPENSATION
                                                                                                     --------------
                                                                                                       SECURITIES
                                                                                                       UNDERLYING
                                                                      ANNUAL COMPENSATION              OPTIONS TO
                                                              -----------------------------------       PURCHASE
                                                                                     OTHER ANNUAL    CLASS A COMMON
         NAME AND PRINCIPAL POSITION           FISCAL YEAR     SALARY      BONUS     COMPENSATION        STOCK
         ---------------------------           -----------    --------    -------    ------------    --------------
H. Wayne Huizenga............................  1999                 --         --           --       350,000 shares
  Chairman of the Board......................  1998                 --         --           --       350,000 shares
                                               1997                 --         --           --       100,000 shares

William M. Pierce............................  1999           $210,000         --      $ 8,337(2)     50,000 shares
  Senior Vice President, Treasurer...........  1998           $210,000         --      $ 7,919(2)     50,000 shares
  and Chief Financial Officer(1).............  1997           $ 52,500         --           --        55,000 shares

Richard L. Handley...........................  1999           $200,000         --      $13,435(2)     50,000 shares
  Senior Vice President, General.............  1998           $194,600         --      $11,980(2)     50,000 shares
    Counsel and Secretary(1).................  1997           $ 18,700         --           --        63,600 shares

Steven M. Dauria.............................  1999           $160,000         --      $10,979(2)     20,000 shares
  Vice President and Corporate...............  1998           $140,000         --      $14,630(2)     20,000 shares
    Controller...............................  1997           $110,000         --      $15,000(2)     23,000 shares

---------------

(1) Messrs. Pierce and Handley joined the Company during the year ended June 30, 1997.
(2) Comprised of insurance premiums paid by the Company on behalf of these employees.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning grants of stock options made during the fiscal year ended June 30, 1999.

                                                                                                   POTENTIAL REALIZABLE
                                                        % OF TOTAL                                   VALUE AT ASSUMED
                                      NUMBER OF           OPTIONS                                 ANNUAL RATES OF STOCK
                                      SECURITIES        GRANTED TO                                  PRICE APPRECIATION
                                      UNDERLYING         EMPLOYEES                                  FOR OPTION TERM(2)
                                       OPTIONS              IN         EXERCISE    EXPIRATION    ------------------------
              NAME                    GRANTED(1)        FISCAL YEAR     PRICE         DATE           5%           10%
              ----                ------------------    -----------    --------    ----------    ----------    ----------
H. Wayne Huizenga...............    350,000 shares         27.1%        $9.31       01/04/09      $702,416     $1,512,676
  Chairman of the Board
William M. Pierce...............     50,000 shares          3.9%        $9.31       01/04/09      $100,345     $  216,097
  Senior Vice President,
    Treasurer and Chief
    Financial Officer
Richard L. Handley..............     50,000 shares          3.9%        $9.31       01/04/09      $100,345     $  216,097
  Senior Vice President, General
    Counsel and Secretary
Steven M. Dauria................     20,000 shares          1.5%        $9.31       01/04/09      $ 40,138     $   86,439
  Vice President and Corporate
    Controller

---------------

(1) These options become exercisable in four equal annual installments commencing on January 4, 2000.
(2) As required by the rules promulgated by the Securities and Exchange Commission (the "SEC"), potential realizable values are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

FISCAL YEAR-END OPTION VALUE TABLE

                                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                                                 OPTIONS AT JUNE 30, 1998              JUNE 30, 1998
                                                              -------------------------------   ---------------------------
                            NAME                               EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                            ----                              --------------   --------------   -----------   -------------
H. Wayne Huizenga...........................................  137,500 shares   662,500 shares     $34,375       $515,625
  Chairman of the Board
William M. Pierce...........................................   40,000 shares   115,000 shares     $ 1,719       $ 70,469
  Senior Vice President, Treasurer and Chief Financial
    Officer
Richard L. Handley..........................................   44,300 shares   119,300 shares     $    --       $ 68,750
  Senior Vice President, General Counsel and Secretary
Steven M. Dauria............................................   16,500 shares    46,500 shares     $ 7,906       $ 35,406
  Vice President and Corporate Controller

STOCK OPTION PLAN

     The Stock Option Plan is designed as a means to attract, retain and motivate key employees and directors. The Compensation Committee is currently responsible for administering and interpreting the Stock Option Plan.

     Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option is for a term of not less than five years or more than ten years, as determined by the Compensation Committee. The Stock Option Plan provides that options granted thereunder vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Board of Directors or the Compensation Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options become immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

     As of September 22, 1999, the Company had granted, net of cancellations, options to purchase an aggregate of 4,497,498 shares of the Class A Common Stock with exercise prices ranging from $9.31 per share to $27.30 per share, leaving 502,502 options available for future grants. If the amendment to the Stock Option Plan set forth in "Proposal Two" below is approved, 3,002,502 options will be available for future grant. The exercise price of each of these outstanding options is the fair market value of the Class A Common Stock on the date of grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of three outside (non-management) directors of the Company. The committee's responsibilities include reviewing and making recommendations to the Board generally with respect to the compensation of the Company's executive officers. The Board of Directors reviews these recommendations and approves all executive compensation action.

     The Company's executive compensation program is designed to align compensation with the Company's business strategy, values and management initiatives. Historically, the components of the Company's compensation program for executive officers has included base compensation and stock options.

  Base Compensation

     The committee has evaluated and determined appropriate ranges of pay for all categories of management to facilitate a Company-wide systematic salary structure with appropriate internal alignment. In determining appropriate pay ranges, the committee annually examines market compensation levels for executives who are currently employed in similar positions in public companies with comparable revenues, net income and market capitalization.

  Stock Options

     Stock options align the interests of employees and stockholders by providing value to the employee when the stock price increases. All options are granted at 100% of the fair market value of the Class A Common Stock on the date of grant.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits an employer's income tax deduction for compensation paid to certain key executives of a public company to $1,000,000 per executive per year. The Company has no executives whose salaries currently approach this level and, accordingly, has not addressed what approach it will take with respect to section 162(m), except to the extent the Stock Option Plan contains standard limits and provisions on awards which are extended to enable such awards to be exempt from the Section 162(m) deduction limits.

     Mr. Huizenga, who has been the Chairman of the Board since September 1996, is not paid a cash salary or bonus. In January 1999, the Board of Directors approved a grant of options to Mr. Huizenga under the Stock Option Plan to purchase 350,000 shares of Class A Common Stock exercisable at a price of $9.31 per share. This compares to an award of stock options entitling him to purchase 350,000 shares of Class A Common Stock exercisable at a price of $17.25 during the prior fiscal year. The option award reflects Mr. Huizenga accomplishing certain strategic goals as well as the Company meeting certain financial performance objectives. Specifically, the Company's net income increased to $5.4 million for the year ended June 30, 1999, compared to net income of $1.3 million for the year ended June 30, 1998. In addition, available capital to the Company increased through a new $146 million secured credit facility. It is expected that a significant portion of the proceeds from the new credit facility will be used to expand the amenities and existing infrastructure at certain of the Company's resorts. The Board of Directors also considered other business accomplishments and expected future contribution by Mr. Huizenga to the Company. The number of shares subject to such options was determined by the Board of Directors to be appropriate based upon the foregoing factors. The options have a 10-year term and vest in four equal annual installments beginning on

January 4, 2000. The Compensation Committee believes that tying the remuneration of Mr. Huizenga to the performance of the Class A Common Stock will enhance the long-term performance and stability of the Company.

                                          Michael S. Egan,
                                          George D. Johnson, Jr.
                                          and Henry Latimer

                                          As Members of the Compensation
                                          Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the year ended June 30, 1999 or was formerly an officer of the Company or of any of its subsidiaries. During the fiscal year ended June 30, 1999, none of the executive officers of the Company served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company. During the fiscal year ended June 30, 1999, Mr. Huizenga served as a director of Extended Stay and AutoNation, during which time Mr. Johnson served as an executive officer of Extended Stay and Messrs. Berrard and Hudson served as executive officers of AutoNation. In addition, Messrs. Huizenga and Egan have served as directors of theglobe.com.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder returns on the Class A Common Stock, based on the market price of Class A Common Stock from November 13, 1996, the date of the pricing of the Company's initial public offering (the "IPO") through June 30, 1999, with the cumulative total return of each of (a) the S&P 500 Index and (b) a peer group consisting of Four Seasons Hotels, Inc., Marriott International, Inc., American Skiing Company, Sun International Hotels, Ltd. and Vail Resorts, Inc. (the "Peer Group"). While the Peer Group consists of high-end resort and hotel companies, the Company believes that there is no publicly-traded entity which is truly comparable to the Company, due to the diversity of the Company's revenues and the unique nature of its assets. The graph assumes that the value of the investment in the Class A Common Stock and in each index was $100 at November 13, 1996 and that all dividends were reinvested. The graph lines connect year end dates and do not reflect fluctuations between those dates.

                            CUMULATIVE TOTAL RETURN
LINE GRAPH    BASED ON AN INVESTMENT OF $100 ON NOVEMBER 13, 1996

                                                   BOCA RESORTS, INC.               S & P 500             CUSTOMIZED PEER GROUP
                                                   ------------------               ---------             ---------------------
November 13, 1996                                           100                         100                         100
June 30, 1997                                             242.5                      123.84                      122.12
June 30, 1998                                            220.22                      137.24                      122.17
June 30, 1999                                            119.55                      168.46                      132.19

     THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ABOVE SHALL NOT BE DEEMED SOLICITING MATERIAL OR INCORPORATED BY REFERENCE INTO ANY OF THE COMPANY'S FILINGS WITH THE SEC BY IMPLICATION OR BY ANY REFERENCE IN ANY SUCH FILING TO THIS PROXY STATEMENT.

                              CERTAIN TRANSACTIONS

     The following is a summary of certain agreements and transactions between or among the Company and certain related parties. It is the Company's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on the Company's experience in the business segments in which it operates and the terms of its transactions with unaffiliated parties, it is the Company's belief that all of the transactions described below involving the Company met that standard at the time such transactions were effected.

     The Company pays a management fee to Huizenga Holdings, Inc., a corporation whose sole shareholder is Mr. Huizenga, equal to 1% of total revenue, excluding all NHL national television revenue, enterprise rights and expansion fees. In exchange for a management fee, Huizenga Holdings, Inc. assists the Company in: obtaining financing relating to business operations and acquisitions, identifying and reviewing potential acquisitions, developing tax planning strategies, formulating risk management strategies and providing such other services as may be reasonably requested by the Company. Such fees totaled approximately $3.9 million, $2.9 million and $498,000 for the years ended June 30, 1999, 1998 and 1997, respectively. Management believes that the terms of the management agreement with Huizenga Holdings, Inc. are as favorable to the Company as would be obtained from an unaffiliated party in a comparable transaction.

     In April 1999, the Panthers amended its contract with SportsChannel Florida, a Florida limited partnership which is 70% owned by Mr. Huizenga. Under the terms of the amended contract, the Panthers extended its existing contract with SportsChannel Florida for an additional six seasons. The SportsChannel Florida contract, which grants local television broadcast and pay television rights to SportsChannel Florida, provides for payments to the Panthers of annual rights fees of $5.5 million for the 1999-2000 season, with such fees increasing approximately 2.75% each season through its term. Based, in part, on a fairness opinion received from Arthur Andersen LLP Valuation Services Group and guidance from the NHL, the Company believes that the contract is fair to the Company's stockholders and that the terms of the contract are as favorable to the Company as would be obtained from an unaffiliated party in a comparable transaction.

     During the year ended June 30, 1999 the Company paid Callaghan & Partners, Ltd. $1.0 million for construction and development services. Dennis Callaghan, a director of the Company, is President of Callaghan & Partners, Ltd., an entity founded by Mr. Callaghan to acquire, develop, finance, renovate and manage resorts, hotels and residential and commercial properties in the United States and abroad.

     The Company subleases certain office space and parking to NationsRent. The monthly lease amount paid by NationsRent is approximately $44,000, which includes a share of the operating expenses of this location based upon estimated usage. Mr. Huizenga is a director of NationsRent.

     In connection with the Company's initial public offering, Mr. Huizenga, contributed to the Company his 78% ownership interest in Decoma Miami Associates, Ltd. ("Decoma"); a note representing the outstanding amount which one of the Company's subsidiaries had previously borrowed from him, plus interest; his ownership interest in the Florida Panthers Hockey Club; his ownership interest in Arena Development Company, Ltd., an entity which developed the National Car Rental Center; and his ownership interest in Arena Operating Company, Ltd., an entity which operates the National Car Rental Center; in exchange for 5,275,678 shares of Common Stock, of which 5,020,678 shares were Class A Common Stock and 255,000 shares were Class B Common Stock. The Company repaid $20.0 million in debt owed to Panthers Investment Venture, one of the Company's affiliates controlled by Mr. Huizenga. The National Car Rental Center is home to the Florida Panthers Hockey Club and is a state-of-the-art, multi-purpose entertainment complex located in the center of South Florida's tri-county area, which encompasses a population of approximately 4.5 million. Broward County owns the National Car Rental Center.

     In connection with the acquisition of the Hyatt Regency Pier 66 Hotel and Marina and the Radisson Bahia Mar Resort and Yachting Center in March 1997, Messrs. Huizenga, Berrard, Johnson and Rochon (each directors of the Company) received 972,018, 592,877, 451,248 and 379,062 shares of the Class A Common Stock, respectively, in exchange for their ownership interests in these resorts.

     In 1994, Mr. Huizenga purchased a 50% interest in the predecessor to Leisure Management International, Inc., which manages the Miami Arena under a management agreement with Decoma. Under the terms of the management agreement, Leisure Management received from Decoma management fees of approximately $150,000, $137,000 and $120,000 for the fiscal years ended June 30, 1999, 1998 and 1997, respectively. The Company also manages and operates the National Car Rental Center. The Company has subcontracted with Leisure Management to manage the National Car Rental Center for $200,000 annually with an incentive bonus of up to $50,000 annually and with Front Row Communications, Inc., an entity affiliated with Mr. Huizenga, that marketed luxury suites and obtained the initial corporate sponsorships at the arena. Front Row received 10% of all first year arena advertising, including naming rights revenue at the National Car Rental Center. The Company has no further obligations with Front Row.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Class A Common Stock, to file with the SEC initial reports of ownership and reports of change in ownership of the Class A Common Stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such reports they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filings with respect to the Company's fiscal year ended June 30, 1999 were timely made.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options, exercise of exchange rights and exercise of warrants) as of September 22, 1999, by (a) each person known to own beneficially more than 5% of the Class A Common Stock, (b) each of the Company's directors, (c) each of the Company's executive officers and (d) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of the designated party is 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, the Company's principal business address.

                                                               BENEFICIAL OWNERSHIP
                                                              -----------------------
                                                                SHARES     PERCENT(1)
                                                              ----------   ----------
H. Wayne Huizenga(2)........................................   6,948,296      17.9%
Huizenga Investments Limited Partnership....................   6,033,494      15.6%
  P.O. Box 50102
  Henderson, Nevada 89106
H. Wayne Huizenga, Jr.(3)...................................   2,490,414       6.4%
Richard C. Rochon(4)........................................     951,412       2.5%
William M. Pierce(5)........................................     133,795         *
Richard L. Handley(6).......................................      59,300         *
Steven M. Dauria(7).........................................      32,250         *
Steven R. Berrard(8)........................................     632,572       1.6%
Dennis J. Callaghan(9)......................................     330,640         *
Michael S. Egan(10).........................................     132,700         *
Chris Evert(11).............................................      22,500         *
Harris W. Hudson(12)........................................     419,750       1.1%
George D. Johnson, Jr.(13)..................................     868,598       2.2%
Henry Latimer(14)...........................................      22,500         *
All directors and executive officers as a group (12
  persons)..................................................  10,554,313      26.8%

---------------

  * Less than one percent (1%).

 (1) The denominator used to calculate percent of beneficial ownership for each named stockholder is based on 38,716,102 shares of Common Stock outstanding at September 22, 1999, plus those shares issuable within 60 days upon exercise of any options that are held by the applicable stockholder, plus those shares issuable upon exercise of any exchange rights that are immediately exercisable and held by the applicable stockholder, plus those shares issuable upon exercise of any warrants that are immediately exercisable and held by the applicable stockholder.
 (2) The aggregate number of shares of Common Stock beneficially owned by Mr. Huizenga includes (a) 6,033,494 shares of Class A Common Stock owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 397,202 shares owned directly by Mr. Huizenga, (c) 100,100 shares owned by Mr. Huizenga's wife, (d) 255,000 shares of Class B Common Stock, which are all the shares of Class B Common Stock issued and outstanding, (e) 25,000 shares underlying options, which vested on November 8, 1997, (f) 25,000 shares underlying options, which vested on November 8, 1998, (g) 25,000 shares underlying options, which vest on November 8, 1999 and (h) 87,500 shares underlying options, which vested on January 2, 1999. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.
 (3) The number of shares of Common Stock beneficially owned by H. Wayne Huizenga, Jr., son of Mr. Huizenga, is based upon a review of the Schedule 13G filed on May 11, 1999.
 (4) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Rochon consists of (a) 870,162 shares owned by Weezor I Limited Partnership, a Nevada limited partnership controlled by Mr. Rochon, (b) 6,250 shares underlying options, which vested on November 8, 1997, (c) 6,250 shares underlying options, which vested on November 8, 1998, (d) 6,250 shares underlying options, which vest on November 8, 1999, (e) 12,500 shares underlying options, which vested on April 3, 1998, (f) 12,500 shares underlying options, which vested on April 3, 1999 and (g) 37,500 shares underlying options, which vested on January 2, 1999.
 (5) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Pierce consists of (a) 92,500 shares owned directly by Mr. Pierce,
     (b) 45 shares owned by members of Mr. Pierce's immediate family living in the same household as Mr. Pierce, (c) 1,250 shares underlying options, which vested on November 8, 1997, (d) 1,250 shares underlying options, which vested on November 8, 1998, (e) 1,250 shares underlying options, which vest on November 8, 1999, (f) 12,500 shares underlying options, which vested on April 3, 1998, (g) 12,500 shares underlying options, which vested on April 3, 1999 and (h) 12,500 shares underlying options, which vested on January 2, 1999.
 (6) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Handley consists of (a) 15,000 shares owned directly by Mr. Handley,
     (b) 15,900 shares underlying options, which vested on May 21, 1998, (c) 15,900 shares underlying options, which vested on May 21, 1999 and (d) 12,500 shares underlying options, which vested on January 2, 1999.
 (7) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Dauria consists of (a) 10,000 shares owned directly by Mr. Dauria,
     (b) 5,750 shares underlying options, which vested on November 8, 1997, (c) 5,750 shares underlying options, which vested on November 8, 1998, (d) 5,750 shares underlying options, which vest on November 8, 1999 and (e) 5,000 shares underlying options, which vested on January 2, 1999.
 (8) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Berrard consists of (a) 603,822 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard, (b) 6,250 shares underlying options, which vested on November 8, 1997, (c) 6,250 shares underlying options, which vested on November 8, 1998
     (d) 6,250 shares underlying options, which vest on November 8, 1999, (e) 2,500 shares underlying options which vested on November 17, 1998 and (f) 7,500 shares underlying options which vest on November 17, 1999
 (9) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Callaghan consists of (a) 94,787 shares owned directly by Mr. Callaghan, (b) 12,728 shares underlying warrants which are currently exercisable, (c) 88,125 shares issuable upon the exercise of exchange rights which are currently exercisable, (d) 62,500 shares underlying options, which vested on July 9, 1998, (e) 62,500 shares underlying options, which vested on July 9, 1999 and (f) 10,000 shares underlying options, which vested on January 2, 1999.
(10) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Egan consists of (a) 110,000 shares owned directly by Mr. Egan, (b) 200 shares owned by a member of Mr. Egan's family living in the same household as Mr. Egan, (c) 6,250 shares underlying options, which vested on April 23, 1998, (d) 6,250 shares underlying options, which vested on April 23, 1999, (e) 2,500 shares underlying options, which vested on November 17, 1998 and (f) 7,500 shares underlying options, which vest on November 17, 1999.
(11) The aggregate number of shares of Class A Common Stock beneficially owned by Ms. Evert consists of (a) 6,250 shares underlying options, which vested on July 9, 1998, (b) 6,250 shares underlying options, which vested on July 9, 1999, (c) 2,500 shares underlying options, which vested on November 17, 1998, and (d) 7,500 shares underlying options, which vest on November 17, 1999.
(12) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Hudson consists of (a) 300,000 shares owned by the Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson,
     (b) 91,000 shares owned directly by Mr. Hudson, (c) 6,250 shares underlying options, which vested on November 8, 1997, (d) 6,250 shares underlying options, which vested on November 8, 1998, (e) 6,250 shares underlying options, which vest on November 8, 1999, (f) 2,500 shares underlying options, which vested on November 17, 1998 and (g) 7,500 shares underlying options, which vest on November 17, 1999.
(13) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Johnson consists of (a) 818,848 shares owned by GDJ, Jr. Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Johnson, (b) 15,000 shares owned by Mr. Johnson's wife, (c) 3,000 shares owned by the GD Johnson III ESA Trust, (d) 3,000 shares owned by the SP Johnson ESA Trust, (e) 6,250 shares underlying options, which vested on November 8, 1997, (f) 6,250 shares underlying options, which vested on November 8, 1998, (g) 6,250 shares underlying options, which vest on November 8, 1999, (h) 2,500 shares underlying options, which vested on November 17, 1998 and (i) 7,500 shares underlying options, which vest on November 17, 1999.
(14) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Latimer consists of (a) 6,250 shares underlying options, which vested on August 7, 1998, (b) 6,250 shares underlying options, which vested on August 7, 1999, (c) 2,500 shares underlying options, which vested on November 17, 1998 and (d) 7,500 shares underlying options, which vest on November 17, 1999.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company's bylaws provide that the Board of Directors shall consist of one or more members, the exact number of which may be determined from time to time by the Company's stockholders or the Board of Directors. On August 24, 1999, the Board of Directors nominated all of its then present members for re-election as directors for a term expiring at the Company's 2000 Annual Meeting of Stockholders or until a successor of each has been elected and qualified, except for Chris Evert whose term as a director expires on November 15, 1999 and who has declined to be re-nominated to the Company's Board of Directors following her current term in order to more fully concentrate on personal, charitable and business interests and Ezzat S. Coutry who was nominated by the Board of Directors in September 1999. All nominees have indicated their willingness to serve and, unless otherwise specified on the proxy, it is the intention of the proxy holders to vote for the nominees listed below. The confirmed nominees for the Board of Directors for the term expiring at the Company's 2000 Annual Meeting of Stockholders or until a successor of each is duly elected and qualified are as follows:

              Steven R. Berrard
              Dennis J. Callaghan
              Ezzat S. Coutry
              Michael S. Egan
              Harris W. Hudson
              H. Wayne Huizenga
              George D. Johnson, Jr.
              Henry Latimer
              Richard C. Rochon

     Biographical information relating to each of these nominees for director appears under the heading "BIOGRAPHICAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                  PROPOSAL TWO

                  AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN

     The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to the Stock Option Plan to increase, by 2,500,000 shares, the number of shares of Class A Common Stock which are available for issuance under the Stock Option Plan as a result of grants, from time to time, to employees and directors of the Company and its subsidiaries, as well as to independent contractors and consultants performing services for the Company and its subsidiaries. The Stock Option Plan is designed as a means to attract, retain and motivate directors, key employees and consultants performing services for the Company. The Compensation Committee is responsible for administering and interpreting the Stock Option Plan.

     Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option is for a term of not less than five years or more than ten years, as determined by the Compensation Committee. The Stock Option Plan provides that options granted thereunder vest in four equal annual installments beginning on the first anniversary of the date of grant, unless otherwise provided by the Board of Directors or the Compensation Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options become immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

     Under the Stock Option Plan, 5,000,000 shares of Class A Common Stock are currently reserved for issuance upon the exercise of stock options. As of September 22, 1999, the Company had granted, net of cancellations, options to purchase an aggregate of 4,497,498 shares of the Class A Common Stock, leaving 502,502 options available for future grants. The Board of Directors believes additional options must be available for issuance under the Stock Option Plan to enable the Company to continue to attract, retain and motivate directors, key employees and consultants performing services for the Company. If the amendment to the 1996 Stock Option Plan is approved, 3,002,502 options will be available for future grant.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE STOCK OPTION PLAN. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             STOCKHOLDER PROPOSALS

     In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its 2000 Annual Meeting of Stockholders must do so no later than June 1, 2000. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. In addition, the Company's bylaws require that in order for any business to be properly brought before any meeting of stockholders, including nominations for the election of directors, a stockholder must provide written notice delivered to the Secretary of the Company at the principal executive offices of the Company not less than 60 nor more than 120 days prior to the meeting date; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder notice, in order to be timely, must be received by the corporate secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed or disclosure of the meeting date has been made. The stockholder notice must include the stockholder's name and address as it appears on the Company's records and the class and number of shares of the Company's capital stock beneficially owned by such stockholder on the record date for the meeting. In addition, (a) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (b) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

                                 OTHER MATTERS

     Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interests of the Company. The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by your Board of Directors.

                                          By order of the Board of Directors,

                                          /s/ RICHARD L. HANDLEY
                                          Richard L. Handley
                                          Senior Vice President,
                                          General Counsel and Secretary

Fort Lauderdale, Florida
October 1, 1999

                                                                         Annex A

                                     PROXY

                               BOCA RESORTS, INC.
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 15, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of BOCA RESORTS, INC., a Delaware corporation (the "Company"), hereby appoints WILLIAM M. PIERCE and RICHARD
L. HANDLEY, or either of them, the proxy or proxies of the undersigned, each with full power of substitution, to vote all shares of Class A Common
Stock and Class B Common Stock (collectively, "Common Stock") of the
Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 1:30 p.m., Eastern Standard Time, on November 15, 1999, at The Broward Center for the Performing Arts, Amaturo Theater, 201 S.W. Fifth Avenue, Fort Lauderdale, Florida 33312, and at all adjournments or postponements thereof, with authority to vote said Common Stock on the matters set forth on the reverse side.

         The shares of Common Stock represented by this Proxy will be voted in the manner directed herein by the undersigned stockholder, who shall be entitled to the vote corresponding to each share of Class A Common Stock and Class B Common Stock held by such stockholder.

                  (continued and to be signed on reverse side)


        The Board of Directors recommends a vote FOR the following proposals:

     1. To elect as directors of Boca Resorts, Inc. (the "Company") all of the following nominees:

         Nominees: Steven R. Berrard, Dennis J. Callaghan, Ezzat S. Coutry, Michael S. Egan, Harris W. Hudson, H. Wayne Huizenga, George D. Johnson, Jr., Henry Latimer and Richard C. Rochon.

               [ ] FOR ALL NOMINEES          [ ] WITHHELD FROM ALL NOMINEES

      [ ]  FOR all nominees except as noted:

      --------------------------------------------

     2. To amend the Company's Amended and Restated 1996 Stock Option
        Plan (the "Stock Option Plan") to increase, by 2,500,000 shares, the number of shares of Class A common stock, par value $.01 per share, of the Company which are issuable upon the exercise of stock options granted or to be granted under the Stock Option Plan

               [ ] FOR         [ ] AGAINST          [ ] ABSTAIN

     3. In their judgment, the proxies are authorized to vote upon such other business as may be properly brought before the Annual Meeting and each adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE FIRST TWO PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.


                                        PLEASE MARK, DATE, SIGN AND RETURN USING
                                        THE ENCLOSED ENVELOPE. YOUR PROMPT
                                        ATTENTION WILL BE APPRECIATED.

                                        PLEASE SIGN YOUR NAME EXACTLY AS IT
                                        APPEARS ON THE LEFT. EXECUTORS,
                                        ADMINISTRATORS, TRUSTEES, GUARDIANS,
                                        ATTORNEYS AND AGENTS SHOULD GIVE THEIR
                                        FULL TITLES AND SUBMIT EVIDENCE OF
                                        APPOINTMENT UNLESS PREVIOUSLY FURNISHED
                                        TO THE COMPANY OR ITS TRANSFER AGENT,
                                        ALL JOINT OWNERS SHOULD SIGN.



   Date:                                         , 1999
          ---------------------------------------


    --------------------------------------------
    (Signature)


    --------------------------------------------
    (Signature)

                                                                         Annex B

                               BOCA RESORTS, INC.

                    -----------------------------------------

                           SECOND AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN

                    -----------------------------------------



         1. STATEMENT OF PURPOSE. This Second Amended and Restated 1996 Stock Option Plan (the "Plan") is intended to provide certain employees, directors (both employee and non-employee directors), independent contractors and consultants of Boca Resorts, Inc., formerly known as Florida Panthers Holdings, Inc., a Delaware corporation (the "Company"), and its subsidiaries with an added incentive to provide their services to the Company and to induce them to exert their maximum effort toward the Company's success through the encouragement of stock ownership in the Company by such persons.

         2. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee"), appointed by the board of directors of the Company (the "Board of Directors"), consisting of two or more outside directors (each of whom qualifies as an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and as a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), whose interpretation of the terms and provisions of the Plan shall be final and conclusive. The selection of employees, directors (both employee and non-employee directors), independent contractors and consultants for participation in the Plan and all decisions concerning the timing, pricing and amount of any grant or award under the Plan shall be made solely by the Committee. In the event a Committee of two or more qualifying directors cannot be formed, the Plan shall be administered by the Board of Directors. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted or option agreement entered into hereunder.

         3. ELIGIBILITY. Options shall be granted only to employees (including officers) and directors (employee and non-employee directors) of the Company and it subsidiaries, as well as independent contractors and consultants performing services for the Company and it subsidiaries (collectively, the "Optionees"), selected initially and from time to time by the Committee on the basis of their importance to the business of the Company or its subsidiaries.

         4. GRANTING OF OPTIONS. Subject to Section 10 of the Plan, the Company may grant to Optionees from time to time options to purchase an aggregate of up to 7,500,000 shares of the Company's Class A common stock, par value $.01 per share (the "Class A Common Stock"). In the event that an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a canceled option). Shares subject to options may be made available from authorized and unissued shares of Class A Common Stock. Options granted under the Plan shall not constitute "incentive stock options" for purposes of Section 422 of the Code. The maximum number of shares of Class A Common Stock with respect to which options may be granted during any calendar year to any person shall be 500,000. All options granted pursuant to the Plan shall be evidenced by agreements, to be executed by the Company and by the Optionee, in such form or forms as the Committee shall from time to time determine. Option agreements covering options granted from time to time or at the same time need not contain provisions specified in the Plan; provided, however, that all such option agreements shall comply with all terms and provisions of the Plan. The date of grant of an option under this Plan shall be the date as of which the Committee approves the grant.

         5. OPTION PRICE. The option price shall be determined by the Committee and, subject to the provisions of Section 10 hereof, shall be not less than the fair market value, as determined by the Committee at the time the option is granted, of the shares of Class A Common Stock subject to the option.

         6. DURATION OF OPTIONS, INCREMENTS AND EXTENSIONS. Subject to the provisions of Section 8 hereof, each option shall be for such term of not less than five years nor more than 10 years, as shall be determined by the Committee at the time the option is granted. Each option shall become exercisable with respect to 25% of the total number of shares subject to the option 12 months after the date of its grant and with respect to each additional 25% at the end of each 12-month period thereafter during the succeeding three years. Notwithstanding the foregoing, the Committee may in its discretion (i) specifically provide for another time or times of exercise at the time the option is granted; (ii) accelerate the exercisability of any option subject to such terms and conditions as the Committee deems necessary and appropriate; or
(iii) at any time prior to the expiration or termination of any option previously granted, extend the term of any option (including such options held by officers) for such additional period as the Committee in its discretion shall determine. In no event, however, shall the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, exceed 10 years. Subject to the foregoing and the other provisions of this Plan, all or any part of the shares to which the right to purchase has accrued may be purchased at the time of such accrual or at any time or times thereafter during the option period.

         In the event of a Change in Control (as defined below), all outstanding options shall become immediately exercisable. Notwithstanding any other provisions hereunder, during the period of 30 days after a Change in Control, each Optionee shall have the right to require the Company to purchase from such Optionee any option granted under this Plan at a purchase price equal to the excess of fair market value per share over the option price multiplied by the number of option shares specified by the Optionee for purchase in a written notice to the Company, attention of the Secretary. A "Change in Control" shall be deemed to occur if any person (i) shall acquire direct or indirect control of at least 50% of the outstanding voting stock, or (ii) has the power (whether such power arises as a result of the ownership of capital stock by contract or otherwise) or the ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board of Directors. As used herein, "person" shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined in Section 13(d) of the Exchange Act, and the rules promulgated thereunder). For purposes of this paragraph, "fair market value per share" shall mean the average of the highest sales price per share of the Class A Common Stock as quoted on The Nasdaq Stock Market, or by the principal exchange upon which the Class A Common Stock is listed, on each of the five trading days immediately preceding the date on which such individual so notifies the Company. The amount payable to each such individual by the Company shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

         7. EXERCISE OF OPTION. As a condition to the exercise of any option, the Quoted Price (as defined below) per share of Class A Common Stock on the date of exercise must be equal to or exceed the option price referred to in
Section 5 hereof. An option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased
(i) in cash, (ii) by check, (iii) to the extent permitted by applicable law by a promissory note in a form specified by the Company and payable to the Company no later than 15 business days after the date of exercise of the option, (iv) if so approved by the Committee, by shares of Class A Common Stock of the Company, (v) by delivering a written direction to the Company that the option be exercised pursuant to a "cashless" exercise/sale procedure (pursuant to which funds to pay for exercise of the option are delivered to the Company by a broker upon receipt of stock certificates from the Company) or a cashless exercise/loan procedure (pursuant to which the Optionee would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to the Company whereby the stock certificate or certificates for the shares for which the option is exercised will be delivered to such broker as the agent for the individual exercising the option and the broker will deliver to the Company cash (or cash equivalents acceptable to the Company) equal to the option price for the shares of Class A Common Stock purchased pursuant to the exercise of the option plus the amount (if any) of federal and other taxes that the Company may, in its judgment, be required to withhold with respect to the exercise of the option or
(vi) by a combination of these methods of payment. The "Quoted Price" and the per share value of

Class A Common Stock for purposes of paying the option price in accordance with the immediately preceding sentence shall equal the closing selling price per share of Class A Common Stock one business day prior to the exercise date.

         At the time of any exercise of any option, the Company may, if it shall determine it necessary or desirable for any reason, require the Optionee (or his or her heirs, legatees or legal representative, as the case may be), as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee (or his or her heirs, legatees or legal representative, as the case may be) upon his or her exercise of part or all of the option and a stop transfer order may be placed with the transfer agent. Each option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with, the issuance or purchase of the shares thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an option or to cause the exercise of an option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

         At the time of the exercise of any option, the Committee may require, as a condition of the exercise of such option, the Optionee (i) to pay the Company an amount equal to the amount of tax the Company may be required to withhold to obtain a deduction for federal income tax purposes as a result of the exercise of such option by the Optionee, or (ii) to make such other arrangements with the Company which would enable the Company to pay such withholding tax, including, without limitation, holding back a number of shares issuable upon exercise of the option equal to the amount of such withholding tax, or permitting the Optionee to deliver a promissory note in a form specified by the Committee or withhold taxes from other compensation payable to the Optionee by the Company, or (iii) a combination of the foregoing.

         8. TERMINATION OF RELATIONSHIP AND EXERCISE THEREAFTER. In the event the employment, directorship, contractor or consulting relationship between the Company and an Optionee is terminated for any reason other than death, permanent disability or retirement, such Optionee's options shall expire and all rights to purchase shares pursuant thereto shall terminate immediately. The Committee may, in its sole discretion, permit any option to remain exercisable for such period after such termination as the Committee may prescribe, but in no event after the expiration date of the option. Unless otherwise determined by the Committee, temporary absence from employment or as a member of the Board of Directors, an independent contractor or a consultant because of illness, vacation, approved leaves of absence and transfers of employment among the Company and its subsidiaries, shall not be considered to terminate employment, directorship or contract or consulting relationship or to interrupt continuous employment, directorship or contract or consulting relationship.

         In the event of termination of said relationship because of death, permanent disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as subsequently amended), or retirement, the option may be exercised in full, without regard to any installments or vesting schedule established under Section 6 hereof, by the Optionee or, if he or she is not living, by his or her heirs, legatees or legal representatives (as the case may be) during its specific term prior to three years after the date of death, permanent disability or retirement, or such longer period as the Committee may prescribe, but in no event after the expiration date of the option.

         9. NON-TRANSFERABILITY. During the lifetime of the Optionee, options shall be exercisable only by the Optionee, and options shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employment Retirement Income Security Act of 1974, as amended, or the rules thereunder.

         10. ADJUSTMENTS. The number of shares subject to the Plan and options granted under the Plan shall be adjusted as follows: (i) in the event that the number of outstanding shares of Class A Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to options granted hereunder shall be proportionately adjusted;
(ii) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis, for each share of Class A Common Stock then subject to the Plan, whether or not at the time subject to outstanding options, the number and kind of shares of stock or other securities to which the holders of shares of Class A Common Stock will be entitled pursuant to the transaction; and (iii) in the event of any other relevant change in the capitalization of the Company, an equitable adjustment shall be made in the number of shares of Class A Common Stock then subject to the Plan, whether or not then subject to outstanding options. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted. The grant of an option pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or capital.

         11. AMENDMENT OF PLAN. The Board of Directors may amend or discontinue the Plan at any time. However, no amendment or discontinuance shall be made without the requisite approval of the shareholders of the Company if such approval is required as a condition to the Plan continuing to comply with the provisions of Section 162(m) of the Code.

         12. CASH PROCEEDS. Any cash proceeds received by the Company from the sale of shares pursuant to the options granted under the Plan shall be used for general corporate purposes.

         13. NO IMPAIRMENT OF RIGHTS. Nothing contained in the Plan or any option granted pursuant thereto shall confer upon any Optionee any right to be continued in the employment of the Company or its subsidiaries or to be continued as an independent contractor or a consultant to the Company or its subsidiaries, or interfere in any way with the right of the Company or its subsidiaries to terminate such employment or contract or consulting relationship and/or to remove any Optionee who is a director from service on the Board of Directors or the board of directors of any of the Company's subsidiaries at any time in accordance with the Company's By-Laws or any provisions of applicable law.

         14. COMPLIANCE WITH RULE 16b-3. The Plan is intended to comply with all provisions of Rule 16b-3 or its successors promulgated under the Exchange Act necessary to secure an exemption from Section 16(b) of the Exchange Act for participating officers and directors, regardless of whether such provisions are set forth in the Plan. To the extent any provision of the Plan or action of the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

         15. SEVERABILITY. If any provision of the Plan or any option agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

         16. GOVERNING LAW. The validity and construction of this Plan and the instruments evidencing the options granted hereunder shall be governed by the laws of the State of Florida (excluding its choice of law rules).

         17. EFFECTIVE DATE. The effective date of the Plan shall be November 15, 1999, the date the Plan was adopted and authorized by the Company's stockholders.